                                  Exhibit 11.1





                Statement re: Computation of Per Share Earnings

                       for the Year Ended October 1, 1995





                                                           Fully
                                          Primary         Diluted
                                        ----------------------------
                Shares Outstanding at
                  Beginning of Period    11,814,697      11,814,697


                Shares Issued During
                  the Period                409,397         409,397


                Dilutive Effect of
                  Stock Options             871,983       1,013,269

                                        ----------------------------
                Weighted Average Shares
                  Outstanding            13,096,077      13,237,363